SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




                                September 4, 1998
                                ----------------
                                 Date of Report
                        (Date of earliest event reported)





                            Electropharmacology, Inc.
                          ----------------------------
               (Exact Name of Registrant as Specified in Charter)




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
            Delaware                              0-25828                      95-4315412
   ----------------------------           ------------------------         -----------------
 (State or other Jurisdiction of          (Commission File Number)         (I.R.S. Employer
         Incorporation)                                                   Identification No.)

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     2301 N.W. 33rd Court, Suite 102
         Pompano Beach, Florida                          33069
 --------------------------------------                ---------
(Address of Principal Executive Offices)               (Zip Code)




                                 (954) 975-9818
                        -------------------------------
              (Registrant's telephone number, including area code)

Item 5.  Other Events

         This Current Report on Form 8-K contains forward-looking statements about the plans and business of Electropharmacology, Inc. ("EPi"). EPi's ability to achieve its projections and business objectives is dependent on a variety of factors, many of which are outside of management's control. Some of the most significant factors, alone or in combination, would be the failure to integrate the businesses acquired by EPi successfully, unanticipated disagreements with prospective corporate partners, if any, an unanticipated slowdown in the health care industry (as a result of cost containment measures, changes in governmental regulation or other factors), or an unanticipated failure in the commercialization of EPi's technologies and potential products developed therefrom. Accordingly, there can be no assurances that EPi will achieve its business objectives.

         On August 27, 1998, EPi entered into a binding letter of intent ("Letter Agreement") with subsidiaries of Elan Corporation, plc ("Elan") (NYSE:
ELN), according to which EPi will acquire a license from Elan for certain applications of Elan's flexible iontophoretic patch technology.

         Under the terms of the Letter Agreement, EPi will receive from a subsidiary of Elan a world-wide license to Elan's non-systemic, flexible iontophoretic patch technology for non-cosmetic dermatology and wound care applications. The technology is based on the principle of iontophoresis which uses a programmed electrical field to non-invasively increase the transport of drugs across the skin surface. Elan's technology incorporates iontophoresis in a flexible fabric patch material with electrical conducting capability that can be controlled and pre-programmed by an electronic control unit. Once used, the patch can be discarded and the control unit reused. The agreement also envisions the development of a flexible patch version of EPi's pulsed electromagnetic signal ("PEMS") technology as well as a combination patch incorporating iontophoresis and PEMS. EPi will have the world-wide rights to therapeutic applications of the improved PEMS product as well as combinations of PEMS and iontophoresis in non-cosmetic dermatology and wound care applications. EPi will make an up-front payment to Elan and pay prescribed royalties and license fees to Elan based on EPi's future revenues from the commercialization of the technology.

         Separately, under the Letter Agreement, another subsidiary of Elan has agreed to invest $7.5 million to acquire shares of EPi 10% Convertible Preferred Stock and warrants to purchase up to one million shares of EPi Common Stock at $2.50 per share. The EPi 10% Convertible Preferred Stock will have a conversion price of $1.20 per share, 10% per year dividends paid semi-annually in cash or in kind, at EPi's option, and a mandatory redemption after a seven year period. The Elan subsidiary also agreed to invest, upon request by EPi during a 60-day period after closing of the $7.5 million investment, $2 million to acquire shares of EPi Common Stock at a price equal to the per share price at which EPi sells up to an additional $2 million of EPi Common Stock to other investors or if no sale is consummated, at the average closing price of the EPi Common Stock for the 20 consecutive trading days prior to the acquisition, and, in any event, at a maximum price of $1.375 per share. EPi will agree to provide Elan with certain registration rights for EPi Common Stock received by Elan. Elan is also entitled to nominate one director to serve on EPi's Board of Directors.

         The closing of the transactions is subject to various conditions, including the execution of definitive agreements.

         A copy of the letter of intent is attached hereto as Exhibit 1 and is incorporated herein by reference. The description of the terms of the Letter of Intent set forth herein is qualified in its entirety by the terms of the Letter of Intent.

Item 7.  Financial Statements and Exhibits.

         (c)       Exhibits:

         Exhibit
         Number    Exhibit

           1. Letter Agreement dated August 27, 1998 between Elan International Services, Ltd., Elan Pharma
                   International Limited and Electropharmacology, Inc.





                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Electropharmacology, Inc.


                                      By:
                                          ------------------------------------
                                          Arup Sen
                                          President and Chief Executive Officer


September 4, 1998